Exhibit 10.1
CREDIT AGREEMENT
by and between
SURMODICS., INC.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Sole Lead Arranger and Administrative Agent
and the Lenders party hereto
Dated as of February 27, 2009

Page

Section 9.3 Return of Payments	45
Section 9.4 Non-Funding Lenders	46

ARTICLE 10. ASSIGNMENTS AND PARTICIPATIONS	46
Section 10.1 Assignments	46
Section 10.2 Participations	47
Section 10.3 Security Interests in Obligations; Assignments to Affiliates	47
Section 10.4 Other Matters	48

ARTICLE 11. MISCELLANEOUS	48
Section 11.1 Waivers and Amendments	48
Section 11.2 Indemnities	49
Section 11.3 Notices	49
Section 11.4 Successors	51
Section 11.5 Participations and Information	51
Section 11.6 Treatment of Certain Information; Confidentiality	51
Section 11.7 Failure or Indulgence Not Waiver; Remedies Cumulative	51
Section 11.8 Marshaling; Payments Set Aside	51
Section 11.9 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	52
Section 11.10 Severability	52
Section 11.11 Subsidiary References	52
Section 11.12 Captions	52
Section 11.13 Entire Agreement	52
Section 11.14 Counterparts	52
Section 11.15 Governing Law	52
Section 11.16 Consent to Jurisdiction	53
Section 11.17 Waiver of Jury Trial	53
Section 11.18 Borrower Acknowledgements	53
Section 11.19 Arbitration	53

EXHIBITS

Exhibit A Form of Revolving Note
Exhibit B Form of Compliance Certificate
Exhibit C New Lender Supplement
Exhibit D Commitment Increase Supplement
Exhibit E Form of Assignment Certificate

SCHEDULES

Schedule 1.1A Commitments
Schedule 4.6 Litigation and Contingent Liabilities Disclosure
Schedule 4.8 Environmental Disclosure
Schedule 4.13 Intellectual Property Disclosure
Schedule 4.15 Subsidiaries Disclosure
Schedule 4.16 Related Entities Disclosure
Schedule 4.17 Investment Policy
Schedule 6.4 Permitted Liens
Schedule 6.5 Permitted Affiliated Transactions

CREDIT AGREEMENT
     This Credit Agreement, together with all exhibits and schedules attached hereto and hereby made a part hereof (“Agreement”), is made as of February 27, 2009, by and among SurModics, Inc., a Minnesota corporation (the “Borrower”), the financial institutions from time to time party hereto (the “Lenders”) and Wells Fargo Bank, National Association, a national banking association (in its individual capacity, “Wells Fargo”), and Wells Fargo as sole lead arranger and as administrative agent for the Lenders (in such administrative agent capacity, the “Agent”).
RECITALS
     A. Borrower and Guarantors have requested that Wells Fargo and Lenders make available to Borrower the extensions of credit and certain other financial accommodations referenced herein.
     B. Wells Fargo and the Lenders have agreed severally to make available to Borrower the extensions of credit and other financial accommodations referenced herein on the terms and conditions contained herein.
     NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration, the parties agree as follows:
ARTICLE 1.
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
     “Advance” means either a LIBOR Advance or a Floating Rate Advance.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise; or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) all of the securities of a corporation or of the outstanding ownership interests of a partnership or limited liability company or other business entity.
     “Acquisition Limit” means the lesser of (a) $30,000,000 or (b) the aggregate EBITDA for the immediately preceding twelve month period.

     “Advance Date” means the date of the making of any Advance hereunder.
     “Affiliate” or “Affiliates” means with respect to any Person (a) each Person that is directly or indirectly controlling, controlled by, or under common control with such Person; (b) each Person that, directly or indirectly owns or holds ten percent (10%) or more of any equity interest in such Person; or (c) ten percent (10%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, none of Agent, any Lender nor any of their respective Affiliates shall be considered an Affiliate of any Borrower or any of its Subsidiaries.
     “Agreement” means this Credit Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.
     “Approved New Lender Offerees” has the meaning given in Section 2.1(a)(iii)A.
     “Assignment Certificate” has the meaning given in Section 2.1(a).
     “Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota.
     “Change of Control” means any event or series of events whereby any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty-five percent (25%) of the voting power of all classes of ownership of Borrower.
     “Code” means The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.
     “Commitment” means with respect to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in and Letter of Credit Obligations in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.
     “Commitment Increase Notice” has the meaning given in Section 2.1(a)(iii)A.
     “Commitment Increase Supplement” shall have the meaning given in Section 2.1(a)(iii)C.

     “Contingent Debt” means all contingent liabilities, including but not limited to guaranties.
     “Current Liabilities” means all Debt of the Borrower and its Subsidiaries due on demand or within one year from the date of determination thereof, all borrowings under the Revolving Loan Commitment and any Letter of Credit Obligations and all other items (including taxes accrued as estimated), which in accordance with GAAP, may be properly classified as current liabilities.
     “Debt” of any Person means (i) all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet (except that derivative liabilities will be excluded to the extent of corresponding derivative assets provided that no credit shall be given to the extent that derivative assets exceed derivative liabilities) of that Person as at the date as of which Debt is to be determined and (ii) if not included in items (i) or (iii), indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by such Person, whether or not the indebtedness secured thereby shall have been assumed, and (iii) if not included in items (i) or (ii), guaranties and endorsements (other than for purposes of collection in the ordinary course of business) by such Person and other contingent obligations of such Person in respect of, or to purchase or otherwise acquire, indebtedness of others.
     “Default” means any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Lender” a Lender that (a) has failed to fund its portion of any Loan or any participations in Letters of Credit that it is required to fund under this Agreement and has continued in such failure for three Business Days after written notice from the Agent, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a receivership, bankruptcy or insolvency proceeding.
     “Default Rate” shall have the meaning given to it in Section 2.5(e).
     “Dollars” and “$” means dollars in lawful currency of the United States.
     “EBITDA” means, with reference to any period, the Net Income (or loss) of the Borrower and its Subsidiaries for such period, plus, to the extent deducted in determining such Net Income, (i) consolidated interest expense (net of capitalized interest), (ii) expense for income taxes paid or accrued, (iii) depreciation, and (iv) amortization, all calculated for the Borrower and its Subsidiaries on a consolidated basis, in accordance with GAAP.
     “ERISA” means The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

     “Event of Default” means any event described in Section 7.1.
     “Floating Rate” means with respect to any Floating Rate Advances: (i) from the date hereof, until Borrower receives written notice from the Agent, the LIBOR Base Rate applicable to a 90-day Interest Period plus the applicable Margin pursuant to Subsection 2.5(c) below, which LIBOR Base Rate shall, in each case, change when and as the LIBOR Base Rate applicable to a 90-day Interest Period changes; and (ii) from the date the Borrower receives written notice from the Agent, the Prime Rate, which interest rate shall, in each case, change when and as the Prime Rate changes.
     “Floating Rate Advance” means an Advance specified as such in a notice of borrowing under Section 2.2 or a notice of continuation or conversion under Section 2.1(a)(ii).
     “Funded Debt” means the sum of all Debt of the Borrower and its Subsidiaries, determined on a consolidated basis, of any maturity, on which such entity customarily pays interest, including, but not limited to: (i) all rental payments under capitalized leases, (ii) all subordinated debt (whether or not such entity pays interest thereon), and (iii) all Letter of Credit Obligations.
     “GAAP” means generally accepted accounting principles as applied in the preparation of the audited financial statement of the Borrower referred to in Section 4.5.
     “Guarantors” means, collectively, each Subsidiary that shall become a Guarantor as required by Section 5.11 hereof and any other Person who becomes a Guarantor of the Obligations.
     “Guaranties” means, collectively, each and every Guaranty executed by a Guarantor in favor of the Agent for the benefit of the Lenders, in form and substance acceptable to Agent, as such Guaranty may hereafter be amended, modified, or replaced from time to time.
     “Interest Period” means, for any LIBOR Advance, the period commencing on the borrowing date of such LIBOR Advance or the date LIBOR Advance is converted into such LIBOR Advance, or the last day of the preceding Interest Period for any outstanding LIBOR Advance being continued into a subsequent Interest Period, as the case may be, and ending on the numerically corresponding day one, two, three, six or twelve months thereafter, as selected by the Borrower pursuant to Article 2 hereof; provided, that:
     (a) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding LIBOR Business Day unless such next succeeding LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;
     (b) any Interest Period which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of the calendar month at the end of such Interest Period; and

     (c) no Interest Period shall extend beyond the Termination Date.
     “Lenders” has the meaning set forth in the first paragraph of page one (1) of this Agreement.
     “Letter of Credit” means any letter of credit issued by the Agent on the application of the Borrower.
     “Letter of Credit Application” means an application by the Borrower, in a form and containing terms and provisions acceptable to the Agent, for the issuance by the Agent of a Letter of Credit.
     “Letter of Credit Obligations” means, as of any date of determination, the sum of (a) the amount available to be drawn or which may become available to be drawn under Letters of Credit outstanding on such date, (b) the aggregate amount of Unpaid Drawings on such date, and (c) to the extent not included in the foregoing, all accrued and unpaid interest, fees and expenses with respect thereto.
     “LIBOR Advance” means an Advance specified as such in a notice of borrowing under Section 2.1(a)(i), or a notice of continuation or conversion under Section 2.1(a)(ii).
     “LIBOR Base Rate” with respect to each Interest Period pertaining to a LIBOR Advance, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period, such rate to remain fixed for such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “LIBOR Base Rate” shall be determined by reference to such other comparable publicly available service for displaying LIBOR rates as may be selected by the Agent or, in the absence of such availability, by reference to the rate at which the Agent is offered Dollar deposits at or about 10:00 A.M. two Business Days prior to the beginning of such Interest Period in the London interbank market where its foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. Notwithstanding the foregoing, with respect to any Interest Period less than or equal to 90 days, the “LIBOR Base Rate” shall be the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to 90 days, as such rate is determined above.
     “LIBOR Business Day” means a day on which banks are open for business in the State of Minnesota and on which dealings in U.S. dollar deposits are carried on in the London interbank market.
     “LIBOR Rate” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR Rate =	LIBOR Base Rate

100% — LIBOR Reserve Percentage
     “LIBOR Reserve Percentage” of any Lender for any Interest Period as applied to a LIBOR Advance, the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during any such percentage shall be so applicable) under any regulations of the Board or other Governmental Authority having jurisdiction with respect to determining the maximum reserve requirement (including basic, supplemental and emergency reserves) for such Lender with respect to liabilities or assets consisting of or including “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended) having a term equal to such Interest Period.
     “Lien” means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under capital leases and the interest of a vendor under any conditional sale or other title retention agreement).
     “Loan Documents” means this Agreement, the Note, the Negative Pledge Agreement, and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrower or any party in connection with this Agreement, the Loans or the Letters of Credit, or any collateral for the Loans or Letter of Credit Obligations, in each case, including any amendment, waiver, supplement or other modification to any of the foregoing.
     “Loans” means the Revolving Loan and all Advances thereunder.
     “Marketable Securities” means any of the following:
     (a) Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;
     (b) Certificates of deposit, time or demand deposit accounts or bankers acceptances maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender, provided that (i) such deposits or bankers acceptances are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s;
     (c) Open market commercial paper maturing within 360 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof, provided such commercial paper is rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s;
     (d) Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender, provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s, (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations;
     (e) shares of any money market mutual or similar fund that has all or at least 95% of its assets invested continuously in investments satisfying the requirements of clauses (a) through (d) of this definition;
     (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; and
     (g) to the extent not included in items (a) through (f) above, any securities purchased in accordance with the Borrower’s Investment Policy adopted by its board of directors on January 30, 2006 and attached hereto as Schedule 4.17, provided that such securities maintain a rating of A or higher at the time of purchase.
     “Margin” has the meaning given to it in Section 2.5(c).
     “Margin Adjustment Date” has the meaning given to it in Section 2.5(c).
     “Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of any Borrower, or (b) the impairment of the ability of any party to perform its obligations under any Loan Document to which it is a party or of Agent or any Lender to enforce any Loan Document or collect any of the Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.
     “Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.
     “Negative Pledge Agreement” means that certain Negative Pledge Agreement of even date herewith and executed by the Borrower and each Subsidiary in favor of the Lender.
     “Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries for such period plus, to the extent deducted in calculating such net income, (i) Purchased In-Process Research and Development Expense, (ii) non-recurring costs or expense incurred with a merger, acquisition or restructuring (financial or operational) (acceptable to Agent) and (iii) extraordinary non-cash losses incurred other than in the ordinary course of business, minus, to the extent included in such net income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis, in accordance with GAAP.
     “New Lender Supplement” as defined in Section 2.1(a)(iii)B.
     “New Revolving Credit Lender” as defined in Section 2.1(a)(iii)B.
     “Notes” means any or all of the Revolving Notes.
     “Obligations” means all of Borrower’s and each Guarantor’s liabilities, obligations, and other Debt to Agent and Lenders of any and every kind and nature under or with respect to the all Loan Documents, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether individually or collectively, direct or indirect, joint or several, absolute or contingent, primary or secondary, fixed or otherwise (including obligations of performance) and whether arising or existing under written agreement, oral agreement or operation of law, including, without limitation, all of Borrower’s reimbursement obligations, whether contingent or liquidated, with respect to any Letter of Credit and all of Borrower’s and each Guarantor’s other Debt and obligations to Agent and Lenders under or in respect of this Agreement, the other Loan Documents and any Rate Contract between Borrower and Agent or an Affiliate of Agent.
     “PBGC” means the Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.
     “Permitted Acquisition” means any proposed Acquisition by the Borrower of any capital stock or other equity interests in another business entity, or of any amount of the assets of another business entity that complies with the following terms and conditions:
     (a) if acquiring a business entity, such business entity (together with any of its direct and indirect Subsidiaries) must be (i) in the same general line of business as the Borrower, and (ii) a corporation, limited liability company or partnership organized under the laws of any one of the United States of America;
     (b) the aggregate purchase price for such Acquisition, including assumed debt earn-outs (including any contingent milestone payments) and any non-cash purchase price consideration, together with the aggregate consideration paid in connection with all Acquisitions and the aggregate of all investments in Related Entities occurring during the twelve (12) months immediately preceding such Acquisition, for which consent was not required, does not in the aggregate exceed the Acquisition Limit;
     (c) after giving effect to such Acquisition and the incurrence of any Debt in connection therewith, (i) no Default or Event of Default shall exist, (ii) the Borrower shall be in compliance on a pro-forma basis with the financial covenants set forth in Section 5.2 hereof recomputed for the most recently ended month for which information is available regarding the business being acquired, and for all periods following the consummation of the proposed Acquisition for which projections have been prepared, based on the projected combined operating results of the targeted business and of the Borrower and its then-existing Subsidiaries, each on a consolidated basis, and (iii) the Borrower shall be in compliance with all other terms and conditions contained in this Agreement;
     (d) for any Acquisition of capital stock or other equity interests of a Person, Borrower shall cause such Person (together with, if applicable, any Subsidiary of Borrower used to acquire such equity interest) to become a Guarantor hereunder by executing and delivering a Guaranty, a Negative Pledge Agreement, and documents of the nature of those described in Section 3.1(a)(iii) through (vii) for such Person, each in form and substance acceptable to the Agent;
     (e) the acquired entity and or the assets acquired shall be acquired on a non-hostile basis;
     (f) Borrower shall purchase, or purchase through a Subsidiary, the acquired assets of a Person or with respect to the Acquisition of any equity interests, 100% of the outstanding ownership interests of such acquired entity; and
     (g) as soon as available, but in any event not less than ten (10) Business Days prior to the consummation of such proposed Acquisition, the Borrower shall have provided prior written notice of such Acquisition to the Agent and upon request, shall promptly provide Agent with true, correct and complete copies of all acquisition-related documents, historical financial statements of any acquired entity, together with such other documents, reports, searches, instruments and information as any Lender may request.
     “Permitted Liens” has the meaning given in Section 6.4 hereto.
     “Person” means any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Plan” means an employee benefit plan or other plan, including a Multiple Employer Plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or Section 412 of the Code.
     “Prime Rate” means the prime rate announced by the Agent from time to time.
     “Pro Rata Share” means as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment, each as set forth on Schedule 1.1A hereto or an executed Assignment Certificate, and the denominator of which is the sum of the aggregate Revolving Loan Commitment, provided that if the Revolving Loan Commitment has been terminated, the numerator shall be the unpaid amount of such Lender’s Loans plus the aggregate amount of all participations purchased by such Lender in the outstanding Letter of Credit Obligations, and the denominator shall be the aggregate amount of all unpaid Loans, plus the aggregate amount of all Letters of Credit Obligations.

     “Purchased In-Process Research and Development Expense” means the cost of research and development activities, that when acquired through a merger, acquisition or other business combination do not have an alternative future use (as determined under GAAP) and in accordance with GAAP must therefore be expensed at the time of the consummation of the business combination.
     “Quick Ratio” means for any period the aggregate of unrestricted cash, unrestricted Marketable Securities (including any “available for sale” Marketable Securities classified as long term for balance sheet purposes and the fair market value of any Marketable Securities classified as “held to maturity” for balance sheet purposes) and net accounts receivable divided by total current liabilities (including any non-current portion of revolving debt and any outstanding letters of credit), as determined in accordance with GAAP.
     “Rate Contracts” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
     “Related Entity” means any Person in which the Borrower or a Subsidiary has directly or indirectly made an investment and such Person is not a Subsidiary.
     “Reportable Event” means, as to Borrower and each ERISA Affiliate, (i) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code, (ii) the withdrawal of Borrower or any ERISA Affiliate from a Plan in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed to be a “substantial employer” under Section 4062(e) of ERISA, (iii) the termination of a Plan, the filing of notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, (v) the partial or complete withdrawal from a Plan by Borrower or any ERISA Affiliate, (vi) the imposition of a Lien on any property of Borrower or any ERISA Affiliate, pursuant to IRC Section 412 or Section 302 of ERISA, (vi) any event or condition which results in the reorganization or insolvency of a Plan, and (vii) any event or condition which results in the termination of a Plan, or the institution by the PBGC of proceedings to terminate a Plan.
     “Required Lenders” means, (a) the Agent in its capacity as a Lender if, and only if, it is the sole Lender under this Agreement, or (b) if there are two or more Lenders under this Agreement, any two (2) or more unaffiliated Lenders holding: (i) more than fifty-one percent (51%) of the Revolving Loan Commitment or (ii) if the Revolving Loan Commitment has been terminated, more than fifty one percent (51%) of the sum of: (x) the aggregate outstanding principal of the Loans, plus (y) the then aggregate undrawn face amount of all the then outstanding Letters of Credit. In each case, at any time any Lender is a Defaulting Lender, all Defaulting Lenders shall be excluded in determining “Required Lenders” and “Required Lenders” shall mean non-Defaulting Lenders otherwise meeting the criteria set forth in this definition.

     “Revolving Credit Offered Increase Amount” has the meaning given in Section 2.1(a)(iii)A.
     “Revolving Credit Re-Allocation Date” has the meaning given in Section 2.1(a)(iii)D.
     “Revolving Loan Commitment” has the meaning given in Section 2.1(a).
     “Revolving Loan” has the meaning given in Section 2.1(a).
     “Revolving Note” or “Revolving Notes” has the meanings given in Section 2.4(a).
     “Stock” means any shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person, whether voting or non-voting.
     “Subsidiary” means any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of Stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.
     “Termination Date” means the earliest of (a) March 1, 2011, (b) the date on which the Revolving Loan Commitment is terminated by Borrower pursuant to Section 2.11 hereof, or (c) the date on which the Revolving Loan Commitment is terminated by the Lender pursuant to Section 7.2 hereof.
     “Total Outstandings” means as of any date of determination, the sum of (a) the aggregate unpaid principal balance of Advances outstanding on such date and (b) the Letter of Credit Obligations.
     “Unpaid Drawing” means any amount by which the Borrower has failed to reimburse the Agent for the full amount of any drawing on a Letter of Credit by 11:30 a.m. on the date on which the Agent in its notice indicated that it would pay such drawing, until reimbursed from the proceeds of an Advance pursuant to Section 2.1(b)(ii).
     “Unused Amount” means for any period, the Revolving Loan Commitment reduced by the average Total Outstandings for such period.
     “Unused Commitment Fee Percentage” has the meaning given to it in Section 2.5(c).
     “Working Capital” means the excess of the Current Assets over the Current Liabilities of the Borrower.

     Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in Article 5 and Article 6 hereof) shall be made in accordance with GAAP consistently applied. Any reference to “consolidated”, “consolidating” and/or “combined” financial terms shall be deemed to refer to those financial terms as applied to the Borrower and respective Subsidiaries in accordance with GAAP.
     Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”
     Section 1.4 Other Definitional Terms. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.
ARTICLE 2.
AMOUNT AND TERMS OF CREDIT FACILITIES
     Section 2.1 Revolving Loan and Letter of Credit Facilities.
          (a) Revolving Loan Facility. On the terms and subject to conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time from the date hereof to the Termination Date in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Pro Rata Share of the Letter of Credit Obligations then outstanding, does not exceed the amount of such Lender’s Commitment; provided, however, that no Advance will be made in any amount and no Letter of Credit will be issued which, after giving effect thereto, would cause the Total Outstandings to exceed an aggregate maximum for all Lenders of Twenty-Five Million Dollars ($25,000,000) (as the same may be increased or reduced from time to time under the terms of this Agreement, the “Revolving Loan Commitment”). During such period, the Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.
               (i) Advance Options. The Revolving Loan shall be comprised of LIBOR Advances and Floating Rate Advances as shall be specified by the Borrower in a borrowing request pursuant to Section 2.2 except as otherwise provided herein. Once given, a LIBOR Advance request shall be irrevocable and Borrower shall be bound thereby. During the continuance of a Default or Event of Default, the Borrower shall not be permitted to obtain, continue or convert to a LIBOR Advance unless such Default or Event of Default has first been cured. Both LIBOR Advances and Floating Rate Advances may be outstanding under the Revolving Note at the same time. Each LIBOR Advance and Floating Rate Advance shall be in a minimum amount of $500,000 or in an integral multiple of $250,000 above such amount. The Borrower shall not have more than six (6) LIBOR Advances outstanding at any time.

               (ii) Continuation or Conversion of Advances. The Borrower may elect to continue any outstanding LIBOR Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period, or convert any outstanding Advance into any other type of Advance provided for in Section 2.1(a)(i) above (on the last day of an Interest Period only, in the instance of a LIBOR Advance), by giving the Agent notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Agent not later than 1:00 P.M., Minneapolis time, on the date of the requested continuation or conversion; provided, however, if the continuing or converting Advance shall be a LIBOR Advance, Borrower shall give such notice to the Agent at least three (3) Business Days prior to such continuation or conversion. Each notice of continuation or conversion of an Advance shall specify (A) the effective date of the continuation or conversion date (which shall be a Business Day), (B) the amount and the type or types of Advances following such continuation or conversion, and (C) for continuation as, or conversion into LIBOR Advances, the Interest Periods for such Advances. Absent timely notice of continuation or conversion, each LIBOR Advance shall automatically convert into a Floating Rate Advance on the last day of an applicable Interest Period for LIBOR Advances. No Advance shall be continued as, or converted into, a LIBOR Advance if the shortest Interest Period for such Advance may not transpire prior to the Termination Date of the Note or if a Default or Event of Default shall exist. Once given, a LIBOR Advance request shall be irrevocable and Borrower shall be bound thereby.
               (iii) Increase to Revolving Loan Commitment.
               A. In the event that the Borrower wishes to increase the Revolving Loan Commitment at any time when no Default or Event of Default has occurred and is continuing (or would result from such increase), it shall notify the Agent in writing of the amount (the “Revolving Credit Offered Increase Amount”) of such proposed increase (such notice, a “Commitment Increase Notice”) in a minimum amount equal to $5,000,000 or a whole multiple of $5,000,000 in excess thereof. The Borrower may offer the Revolving Credit Offered Increase Amount to (i) any Lender and/or (ii) other banks, financial institutions or other entities with the consent of the Agent, such consent not to be unreasonably withheld (“Approved New Lender Offerees”). The Commitment Increase Notice shall (A) specify the Lenders and/or Approved New Lender Offerees that will be requested to provide such Revolving Credit Offered Increase Amount, (B) specify the proposed effective date and (C) be accompanied by a certificate executed by one or more duly authorized officers of the Borrower stating that no Default or Event of Default has occurred and is continuing (or would result from such increase). The Borrower or, if requested by the Borrower, the Agent will notify such Lenders, and/or Approved New Lender Offerees of such offer.
               B. Any Approved New Lender Offerees which the Borrower selects to offer a portion of the increased Revolving Loan Commitment and which elects to become a party to this Agreement and obtain a Commitment in an amount so offered and accepted by it pursuant to Section 2.1(a)(iii)A shall execute a new lender supplement (the “New Lender Supplement”) with the Borrower and the Agent, substantially in the form of Exhibit C, whereupon such Approved New Lender Offerees (herein called a “New Revolving Credit Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, provided that the Commitment of any such New Revolving Credit Lender shall be in an amount not less than $5,000,000 except with the prior written consent of Agent.

               C. Any Lender which accepts an offer to it by the Borrower to increase its Commitment pursuant to Section 2.1(a)(iii)A shall, in each case, execute a Commitment Increase Supplement (each a “Commitment Increase Supplement”) with the Borrower and the Agent, substantially in the form of Exhibit D, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased. No Lender shall have any obligation, expressed or implied, to offer to increase the amount of its Commitment. Only the consent of each Lender increasing its Commitment shall be required for an increase in the amount of the Commitments pursuant to this Section 2.1(a)(iii). No Lender which elects not to increase the amount of its Commitment may be replaced in respect of its existing Commitment as a result thereof without such Lender’s consent. Subject to the limitations set forth above, the Borrower and the Agent shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Commitments among Lenders increasing their Commitments and New Revolving Credit Lenders.
               D. If any Approved New Lender Offeree becomes a New Revolving Credit Lender pursuant to Section 2.1(a)(iii)B or any Lender’s Commitment is increased pursuant to Section 2.1(a)(iii)C, additional Revolving Loans made on or after the effectiveness thereof (the “Revolving Credit Re-Allocation Date”) shall be made pro rata based on the Pro Rata Shares in effect on and after such Revolving Credit Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Revolving Loans in excess of its Commitment, in which case such excess amount will be allocated to, and made by, such New Revolving Credit Lenders and/or Lenders with such increased Commitments to the extent of, and pro rata based on, their respective Commitments otherwise available for Revolving Loans), and continuations of LIBOR Advances outstanding on such Revolving Credit Re-Allocation Date shall be effected by repayment of such LIBOR Advances on the last day of the Interest Period applicable thereto and the making of new LIBOR Advances pro rata based on such new Pro Rata Shares. In the event that on any such Revolving Credit Re-Allocation Date there is an unpaid principal amount of Floating Rate Advances, the Borrower shall make prepayments thereof and borrowings of Floating Rate Advances so that, after giving effect thereto, the Floating Rate Advances outstanding are held pro rata based on such new Pro Rata Shares. In the event that on any such Revolving Credit Re-Allocation Date there is an unpaid principal amount of LIBOR Advances, such LIBOR Advances shall remain outstanding with the respective holders thereof until the expiration of their respective Interest Periods (unless the Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such LIBOR Advances will be paid thereon to the respective Lenders holding such LIBOR Advances pro rata based on the respective principal amounts thereof outstanding.
               E. Notwithstanding anything to the contrary in this Section 2.1(a)(iii), (1) no Lender shall have any obligation to increase its Commitment unless it agrees to do so in its sole discretion and (2) in no event shall any transaction effected pursuant to this Section 2.1(a)(iii) cause the Revolving Loan Commitment to exceed Fifty Million Dollars ($50,000,000).

               F. The Agent shall have received on or prior to the Revolving Credit Re-Allocation Date, for the benefit of the Lenders, (1) certified copies of resolutions of the board of directors of the Borrower authorizing the Borrower to borrow the Revolving Credit Offered Increase Amount and (2) any other documents or instruments as may be requested by the Agent.
               G. Upon the Borrower’s compliance with the foregoing, Agent shall (1) record the information related to such increase in the Register (as defined in Section 10.1(b) hereof) and replace Schedule 1.1A; and (2) give prompt notice thereof to Borrower and Lenders.
          (b) Letter of Credit Facility.
               (i) Issuance Mechanics. In addition to Advances made pursuant to Section 2.1(a), the Revolving Loan Commitment may be utilized, upon the request of Borrower, for the issuance of Letters of Credit for the account of Borrower. The Agent may, upon receipt of duly executed Letter of Credit Applications and such other documents, instruments and/or agreements as the Agent may require, issue Letters of Credit on such terms as are satisfactory to the Agent; provided, however, that no Letter of Credit will be issued if, before or after taking such Letter of Credit into account, the Letter of Credit Obligations exceed the lesser of: (A) the Revolving Loan Commitment minus the total Advances outstanding; or (B) Ten Million Dollars ($10,000,000) (the “Letter of Credit Facility”). The Letter of Credit Facility is a sublimit of the Revolving Loan Commitment. Immediately upon the issuance by Agent of a Letter of Credit, and without further action on the part of Agent or any of the Lenders, each Lender shall be deemed to have purchased from Agent a participation in such Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. Each request for a Letter of Credit shall be made by the Borrower in writing, by telefacsimile transmission or electronic conveyance received by the Agent by 1:00 P.M., Minneapolis time, on. a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article 3 have been and will be satisfied. The Agent may require that such request be made on such letter of credit application and reimbursement agreement form as the Agent may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officers of the Borrower making such request.
               (ii) Expiration Dates of Letters of Credit. Each Letter of Credit shall expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date (the “Collateralization Date”) which is fifteen (15) Business Days prior to the Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods and may extend beyond the Collateralization Date provided further that upon the occurrence of the Collateralization Date, the Borrower shall have deposited cash with the Agent in the face amount of such Letter of Credit as additional security therefor. The Agent may elect not to renew any such Letter of Credit and, upon direction by the Required Lenders, shall not renew any such Letter of Credit, at any time during the continuance of an Event of Default, provided that, in the case of a direction by the Required Lenders, the Agent receives such directions prior to the date notice of non-renewal is required to be given by the Agent and the Agent has had a reasonable period of time to act on such notice.
               (iii) Reimbursement Obligation. The Borrower agrees to reimburse the Lenders on demand by Agent for each Unpaid Drawing. Whenever any Unpaid Drawing exists, each Lender is authorized (and the Borrower does so authorize the Lenders) to, and may in their sole discretion (but shall not be obligated to), make an Advance to the Borrower in the amount equal to the amount of the Unpaid Drawing, even if the applicable conditions precedent specified in Article 3 shall not have been satisfied. The Borrower further agrees to pay interest on any Unpaid Drawing or any Advance made to pay an Unpaid Drawing at the same rate as is applicable to Floating Rate Advances. If at such time as the Agent makes an Advance pursuant to the provisions of this Section, the applicable conditions precedent specified in Article 3 shall not have been satisfied, or if an Unpaid Drawing remains outstanding at a time when a Default or Event of Default exists, the Borrower shall pay the Agent interest on the funds so advanced or outstanding at the Default Rate applicable to Floating Rate Advances.
               (iv) Collateral. Notwithstanding anything to the contrary herein or in any Letter of Credit Application of the Borrower, upon the occurrence of an Event of Default or upon the Termination Date, an amount equal to the aggregate amount of Letter of Credit Obligations shall, upon the Agent’s demand, be delivered to the Agent in cash or other collateral of a type satisfactory to the Agent having a value, as determined by the Agent, equal to the aggregate amount of the Letter of Credit Obligations. Any such collateral and/or cash received by the Agent pursuant to this paragraph (d) shall be held by the Agent in a separate account appropriately designated as a collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent as collateral security for the Letter of Credit Obligations. Such amounts shall not be used by the Agent to pay any amounts drawn or paid under or pursuant to any Letter of Credit but may be applied to reimburse the Agent or the Lenders, as applicable, for drawings or payments under or pursuant to Letters of Credit which the Agent or Lenders have paid or, if no such reimbursement is required, to payment of such other obligations as the Agent shall determine. Following payment in full of all Obligations, any amounts remaining in any cash collateral account established pursuant to this paragraph (d) which are not (as determined by the Agent) to be applied to reimburse the Agent and/or the Lenders for amounts actually paid by Agent in respect of a Letter of Credit shall be returned to the Borrower (after deduction of the Agent’s expenses).
               (v) Obligations Absolute. The obligation of the Borrower to repay the Agent for any amount drawn on any Letter of Credit and to repay the Agent and Lenders for any Advances made to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:
                    A. Any lack of validity or enforceability of any Letter of Credit;

                    B. The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Agent or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or
                    C. Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.
Neither the Agent nor its officers, directors or employees shall be liable or responsible for, and the obligations of the Borrower to the Agent and Lenders shall not be impaired by:
(1)	The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

(2)	The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(3)	The acceptance by the Agent of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(4)	Any other circumstances whatsoever in making or failing to make payment under any Letter of Credit.
     Section 2.2 Procedure for Advances. Any request by the Borrower for an Advance hereunder shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Agent not later than 1:00 P.M. (Minneapolis time) on the requested Advance Date provided, however, if the requested Advance shall be a LIBOR Advance, Borrower shall give such notice to the Agent at least three (3) Business Days prior to such continuation or conversion. Each request for an Advance hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Advance Date and after giving effect to the requested Advance the applicable conditions specified in Article 3 have been and will be satisfied. Each request for an Advance hereunder shall specify (a) the requested Advance Date, and (b) the amount and type of the Advance. Without in any way limiting the Borrower’s obligation to confirm in writing any telephone request for an Advance hereunder, the Agent and each Lender may rely on any such request which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Agent’s record of the terms of such telephone request. Unless the Agent or any Lender determines that any applicable condition specified in Article 3 has not been satisfied, the Agent and each Lender will make available to the Borrower at the Agent’s principal office in Minneapolis, Minnesota in immediately available funds not later than 3:00 P.M. (Minneapolis time) on the requested Advance Date its Pro Rata Share of the amount of the requested Advance.

     Section 2.3 Payments and Prepayments.
          (a) Payments. Payments and prepayments of principal of, and interest on, the Loans and all fees, expenses and other Obligations under Loan Documents shall be made without setoff or counterclaim in immediately available funds and shall be made in same day funds and delivered to Agent at its main office in Minneapolis, Minnesota, for the benefit of Agent and Lenders, as applicable, not later than 1:00 P.M. (Minneapolis time) on the dates called for under this Agreement and the Loan Documents. Funds received after such time shall be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment. Borrower hereby authorizes Lenders to make Revolving Loans, on the basis of their Pro Rata Shares, for the payment of interest, costs, facility fees, Letter of Credit fees, funding losses or indemnification obligations under Section 2.7 and Section 2.8 hereof, and Letter of Credit reimbursement obligations. Prior to an Event of Default, other fees, costs and expenses (including those of attorneys) reimbursable to Agent pursuant to Section 11.2 or elsewhere in any Loan Document may be debited to the Revolving Loan after fifteen (15) days notice to Borrower. After the occurrence of an Event of Default, no notice will be required.
               (i) Revolving Loan. The unpaid principal of the Revolving Notes, together with all accrued and unpaid interest thereon and all other Obligations shall be due and payable on the Termination Date.
               (ii) Mandatory Prepayments. The Borrower agrees that the Obligations shall be subject to mandatory prepayment if (A) on any day the Total Outstandings exceeds the Revolving Loan Commitment, and (B) on any day a Lender’s Pro Rata Share of the Total Outstandings exceeds its Commitment. Borrower agrees that on any such day, the Borrower shall make a prepayment to the extent of such excess.
               (iii) Optional Prepayments. The Borrower may prepay Advances, in whole or in part, at any time, without premium or penalty, but subject to the payment of any funding losses payable by Borrower under Section 2.7 hereof and provided further that with respect to the prepayment of any LIBOR Advance during an Interest Period on two (2) Business Days’ advance written notice. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in a minimum amount of $500,000 or in an integral multiple of $250,000 above such amount. Amounts paid (unless following an acceleration or upon termination of the Revolving Loan Commitment in whole) or prepaid on Advances under this Section 2.3 may be re-borrowed upon the terms and subject to the conditions and limitations of this Agreement.
               (iv) Application of Payments. With respect to the prepayments described in Section 2.3(a)(ii) and (iii), such prepayments shall first be applied to the payment of all outstanding fees, costs and expenses payable by Borrower, then such prepayments shall be applied, pro rata, to reduce the outstanding principal balance of the Revolving Loans. Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Floating Rate Advances of the type required to be prepaid before application to LIBOR

Advances, in each case in a manner which minimizes any resulting funding losses under Section 2.7. During the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments and Borrower hereby irrevocably agrees that each Lender shall have the continuing exclusive right to thereafter apply payments in any manner it deems appropriate.
               (v) No Deductions. Any and all payments or reimbursements made hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on Agent’s or a Lender’s net income by the jurisdiction in which Agent or such Lender is organized. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made.
     Section 2.4 Notes.
          (a) Revolving Notes. The Borrower agrees that, upon the request to the Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a revolving promissory note (as such promissory note may be amended, modified or supplemented from time to time, and including any substitutions for, or renewals of, such promissory note, individually, a “Revolving Note” and collectively for all Lenders, the “Revolving Notes”) of the Borrower evidencing any Revolving Loans of such Lender, substantially in the form of Exhibit A, with appropriate insertions as to date and principal amount. Each Note shall bear interest at an annual rate determined pursuant to Section 2.5.
     Section 2.5 Interest. Borrower shall pay to Agent interest on the outstanding principal balance of each Note at one or more of the rates specified below. Unless the Borrower specifies otherwise, the principal balance of each Advance outstanding under the Revolving Notes shall bear interest at the Floating Rate.
          (a) LIBOR Advances. The unpaid principal amount of each LIBOR Advance shall bear interest prior to maturity at a rate per annum equal to the LIBOR Rate in effect for each Interest Period for such LIBOR Advances plus the applicable Margin pursuant to Section 2.5(c) below.
          (b) Floating Rate Advances. The unpaid principal amount of each Floating Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Floating Rate.
          (c) Margins/Letter of Credit Fee/Unused Commitment Fee Percentage. The “Margins,” “Letter of Credit Fee” and "Unused Commitment Fee Percentage” through and including the first adjustment occurring as specified below shall be 1.50% for Floating Rate Advances, LIBOR Advances, and Letters of Credit and 0.250% for the Unused Commitment Fee Percentage. Commencing on the third Business Day after the Borrower delivers financial statements pursuant to Section 5.1, for each fiscal quarter (each a “Margin/Fee Adjustment

Date”), the Margins, the Letter of Credit Fee and Unused Commitment Fee Percentage shall be adjusted, on the basis of the ratio of Borrower’s Funded Debt to EBITDA (as calculated at the end of the previous calendar quarter in accordance with Section 5.2(a)), in accordance with the following table, provided however that the Margin accruing on then existing LIBOR Advances shall not be adjusted.

	LIBOR Advances and
Funded Debt to	Floating Rate	Letter of Credit	Unused Commitment
EBITDA	Advances	Fees	Fee Percentage
< 0.75	1.50%	1.50%	0.250%
> 0.75 < 1.25	1.75%	1.75%	0.375%
> 1.25	2.00%	2.00%	0.500%
Notwithstanding the foregoing, no reduction in the Margins will be made if a Default or an Event of Default exists at the time that such reduction would otherwise be made. If Borrower fails to deliver its financial statements in accordance with Section 5.1, the Margins and fees due under this Section 2.5(c) shall adjust to the highest ratio set forth in the table above beginning on the date that delivery of such financial statement was due under Section 5.1 below.
          (d) Computation and Payment of Interest. All interest provided for under this Agreement shall be computed on the basis of actual days elapsed and a year of 360 days. The date of funding a Floating Rate Advance and the first day of an Interest Period with respect to a LIBOR Advance shall be included in the calculation of interest. The date of payment of a Floating Rate Advance and the last day of an Interest Period with respect to a LIBOR Advance shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) days’ interest shall be charged. Interest on all Floating Rate Advances is payable in arrears on the first day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on LIBOR Advances shall be payable on the last day of the applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval. In addition, interest on LIBOR Advances is due on the maturity of such Loans, whether by acceleration or otherwise.
          (e) Default Rate. Upon the occurrence of any Event of Default, each Advance shall, at the option of the Agent (or, in the case of an Event of Default under Section 7.1(f), (g) or (h), automatically upon the occurrence of such Event of Default), bear interest until paid in full at the rate otherwise applicable thereto plus 2.0% (the “Default Rate”).
          (f) Inability to Determine LIBOR. In the event, prior to commencement of any Interest Period relating to a LIBOR Advance or outstanding Floating Rate Advances are based on a LIBOR Base Rate, Agent shall determine or be notified in writing by Required Lenders that adequate and reasonable methods do not exist for ascertaining LIBOR Base Rate, Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall be conclusive and binding on Borrower and Lenders). In such event, (1) any request for a LIBOR Advance or for a conversion to or continuation of a LIBOR Advance shall be automatically withdrawn and shall be deemed a request for a Floating Rate Advance, (2) each LIBOR Advance will automatically, on the last day of the then current Interest Period relating thereto, become a Floating Rate Advance, (3) all outstanding Floating Rate Advances (including Advances converted under (1) and (2) above, shall automatically become Floating Rate Advances based upon the Prime Rate, and (4) the obligations of Lenders to make LIBOR Advances (or Floating Rate Advances based upon a LIBOR Base Rate) shall be suspended until Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Agent upon the instructions of Required Lenders, shall so notify Borrower and Lenders.
          (g) Illegality. Notwithstanding any other provisions hereof, if any law, rule, regulation, treaty or directive or interpretation or application thereof shall make it unlawful for any Lender to make, fund or maintain LIBOR Advances, or make Floating Rate Advances based upon the LIBOR Base Rate such Lender shall promptly give notice of such circumstances to Agent, Borrower and the other Lenders. In such an event, (1) the commitment of such Lender to make LIBOR Advances, make Floating Rate Advances based upon the LIBOR Base Rate, or convert Floating Rate Advances to LIBOR Advances shall be immediately suspended and (2) such Lender’s outstanding LIBOR Advances and Floating Rate Advances based upon the LIBOR Base Rate shall be converted automatically to Floating Rate Advances based upon the Prime Rate on the last day of the Interest Period thereof or at such earlier time as may be required by law.
     Section 2.6 Fees and Expenses.
          (a) Unused Commitment Fee. The Borrower agrees to pay to the Lender a Unused Commitment Fee equal to the Unused Amount multiplied by the applicable Unused Commitment Fee Percentage set forth in Section 2.5(c) above, from the date of this Agreement to and including the Termination Date, due and payable quarterly in arrears on the last day of each quarter, commencing March 31, 2009 and on the Termination Date; such fee shall be prorated for any partial period.
          (b) Agent Fees. Borrower shall pay to Agent, for Agent’s own account, such Agent’s fee as may be required in any Agent’s Fee Letter as may be agreed to by Borrower and Agent from time to time.
          (c) Letter of Credit Fee. For each Letter of Credit issued, the Borrower shall pay to the Agent an issuance fee equal to the Agent’s then current rate, payable on the date of issuance of the Letter of Credit. The Borrower shall further pay to the Agent, for the account of the Lenders, a fee in an amount determined by applying a per annum rate equal to the Letter of Credit Fee Percentage set forth in Section 2.5(c) to the original face amount of the Letter of Credit for each month that such Letter of Credit is outstanding, which fee shall be due and payable monthly in arrears on the last day of each month, and on the Termination Date. In addition to the foregoing fees, the Borrower shall pay to the Agent, on demand, all issuance, amendment, drawing and other fees regularly charged by the Agent to its letter of credit customers and all out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, administration or payment of any Letter of Credit.

          (d) Expenses and Attorneys Fees. Borrower agrees to promptly pay all fees, costs and expenses (including reasonable fees, charges and disbursements of legal counsel for Agent) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers. Borrower agrees to promptly pay all fees, costs and expenses (including reasonable fees, charges and disbursements of legal counsel for Agent and Lenders) incurred by Agent and Lenders in connection with any action to enforce any Loan Document or to collect any payments due from Borrower or any other Loan Party. All fees, costs and expenses for which Borrower is responsible under this Section 2.6(d) shall be deemed part of the Obligations when incurred. Agent agrees to limit the fees of legal counsel to be paid by Borrower in conjunction with the initial preparation of this Agreement and the other Loan Documents at an amount not to exceed $25,000, plus out-of-pocket expenses if, and only if, the transactions contemplated herein close by February 27, 2009. Borrower understands that all costs incurred on or after March 1, 2009 shall not be subject to the foregoing limitation.
     Section 2.7 Funding Losses. The Borrower will indemnify Agent and each Lender upon written request of such party (which request shall set forth the basis for requesting such amounts) against any loss or expense which the Agent or Lender may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund, or maintain any Advance) as a consequence of (i) any failure of the Borrower to make any payment when due of any amount due hereunder or under the Note, (ii) any failure of the Borrower to borrow, continue or convert an Advance on a date specified therefor in a notice thereof, or (iii) any payment, prepayment or conversion of any LIBOR Advance on a date other than the last day of the Interest Period for such Advance. Determinations by the Agent for purposes of this Section 2.7 of the amount required to indemnify the Lenders shall be conclusive in the absence of manifest error. A certificate as to any such loss or expense (including calculations, in reasonable detail, showing how such Lender computed such loss or expense and showing any other compensation which such Lender may have received or be entitled to receive for such loss or expense, if any, and showing any mitigation of such loss or expense by such Lender, if any) shall be promptly submitted by such Lender to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or expense may be computed as though such Lender acquired deposits in the London interbank market to fund the LIBOR Advances, whether or not the Lender in fact did so.
     Section 2.8 Increased Costs. If at any time, as a result of any change in or the adoption of any law, rule, regulation, treaty or directive, or any change in the interpretation or administration thereof, or compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:
          (a) any tax, duty or other charge with respect to any Loan, the Notes or the Revolving Loan Commitment is imposed, modified or deemed applicable, or the basis of taxation of payments to any Lender of interest or principal of the Loans or of any fees payable to the Agent or a Lender hereunder (other than taxes imposed on the overall net income of a Lender) is changed;

          (b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender is imposed, modified or deemed applicable;
          (c) any increase in the amount of capital required or expected to be maintained by a Lender or any Person controlling a Lender is imposed, modified or deemed applicable; or
          (d) any other condition affecting this Agreement or the Revolving Loan Commitment is imposed on a Lender or the relevant funding markets;
and the Lender determines that, by reason thereof, the cost to the Lender of making or maintaining the Loans, issuing the Letters of Credit or maintaining the Revolving Loan Commitment is increased, or the amount of any sum receivable by the Lender hereunder or under the Notes in respect of any Loan is reduced; then, the Borrower shall pay to the Agent for the account of the Lender upon demand such additional amount or amounts as will compensate the Lender (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that the Lender has not been compensated for such additional cost or reduction in the calculation of the LIBOR Rate). A certificate as to any additional amounts payable pursuant to this Section 2.8 submitted by any Lender to Borrower (with a copy to Agent) of the additional amounts required to compensate the Lender shall be conclusive in the absence of manifest error. In determining such amounts, the Lender may use any reasonable averaging, attribution and allocation methods.
     Section 2.9 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Lender had actually funded and maintained each LIBOR Advance during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period (whether or not the Lender shall have granted any participations in such Advances).
     Section 2.10 Optional Prepayment/Replacement of Lenders. Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender for payment pursuant to Section 2.8 or, as provided in Section 8.9(c), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Required Lenders (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:
     (a) Borrower may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its commitments hereunder (and under any participations sold by such Affected Lender pursuant to Section 10.2 hereof) within ninety (90) days following notice of Borrower’s intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 10.1, provided that Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to Section 10.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 2.8, paid all amounts required to be paid to such Affected Lender pursuant to Section 2.8 through the date of such sale and assignment; or
     (b) Borrower may prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Commitment, in which case the Revolving Loan Commitment will be reduced by the amount thereof. Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the Revolving Loan Commitment.
     Section 2.11 Termination of Revolving Loan Commitment. The Borrower may, at any time, upon not less than three (3) Business Days prior written notice to the Agent, reduce the Revolving Loan Commitment, with any such reduction in a minimum amount of $5,000,000, or, if more, in an integral multiple of thereof; provided, however, that the Borrower may not at any time reduce the Revolving Loan Commitment below the Total Outstandings. The Borrower may, at any time, upon not less than three (3) Business Days prior written notice to the Agent, terminate the Revolving Loan Commitment (including, without limitation, each Lender’s Commitment thereunder) in its entirety. Upon termination of the Revolving Loan Commitment pursuant to this Section, the Borrower shall pay to the Agent the full amount of all outstanding Advances under the Loans, all accrued and unpaid interest thereon, all unpaid fees, if any, accrued to the date of such termination, and all other unpaid Obligations to the Agent and Lenders under the Loan Documents.
     Section 2.12 Use of Revolving Loan Proceeds. The proceeds of the Advances shall be used for the Borrower’s general business purposes in a manner not in conflict with any of the Borrower’s covenants in this Agreement.
     Section 2.13 Maturity. All of the Obligations shall become due and payable as set forth herein, but in any event all of the remaining Obligations shall become due and payable upon termination of this Agreement. Until all Obligations have been fully paid and satisfied (other than contingent indemnification obligations to the extent no unsatisfied claim has been asserted), the Revolving Loan Commitment (including, without limitation, each Lender’s Commitment thereunder) has been terminated and all Letters of Credit have been terminated or otherwise secured to the satisfaction of Agent, Agent shall be entitled to retain the security interests or liens in the collateral, if any, granted under the Loan Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws.

     Section 2.14 USA Patriot Act Notice. The Agent and each Lender hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001; the “Act”), they are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Agent and such Lender to identify the Borrower in accordance with the Act.
ARTICLE 3.
CONDITIONS PRECEDENT
     Section 3.1 Conditions of Initial Advances. The making of the initial Advance on any of the Loans, or issuance of any initial Letter of Credit hereunder, shall be subject to the prior or simultaneous fulfillment of the following conditions, each in form and substance acceptable to Agent:.
          (a) Documents. The Agent shall have received an executed copy of this Agreement, together with each of the following:
          (i) A Revolving Note payable to each Lender requesting such a note in the principal amount of its Commitment and duly executed by the Borrower.
          (ii) A Guaranty executed by each Guarantor.
          (iii) Certificates of good standing or existence with respect to the Borrower and each Subsidiary, issued as of a recent date by the Secretary of State of the Borrower’s or respective Subsidiary’s state of organization.
          (iv) A copy of the Articles of Incorporation of the Borrower and each Subsidiary with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than 15 days prior to the date hereof.
          (v) A copy of the bylaws of the Borrower and each Subsidiary, certified as of the date hereof by the Secretary or an Assistant Secretary of the Borrower, as applicable.
          (vi) A copy of the corporate resolution of the Borrower and each Subsidiary duly authorizing the execution, delivery and performance of the Loan Documents, certified by the Secretary or an Assistant Secretary of the Borrower or such Subsidiary, as applicable.
          (vii) An incumbency certificate of the Borrower and each Subsidiary showing the names and titles, and bearing the signatures of, the officers of the Borrower or such Subsidiary authorized, in the case of the Borrower, to execute the Loan Documents and in the case of each Subsidiary, to execute its respective Guaranty, certified by the Secretary or an Assistant Secretary of the Borrower or such Subsidiary, as applicable.
          (viii) The Negative Pledge Agreement executed by Borrower and each Subsidiary.

          (ix) UCC/Tax Lien Searches confirming no liens other than Permitted Liens.
          (b) Compliance. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the date hereof.
          (c) Other Matters. All corporate and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Agent and its counsel, and the Agent shall have received all information and copies of all documents, including records of corporate proceedings, as the Agent or its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.
          (d) Fees and Expenses. The Agent shall have received all fees and other amounts due and payable by the Borrower on or prior to date hereof.
     Section 3.2 Conditions Precedent to all Advances. The obligation of the Agent to make any Advances hereunder (including the initial advances on the Loans) or to issue any Letter of Credit hereunder shall be subject to the fulfillment of the following conditions:
          (a) Representations and Warranties. The representations and warranties contained in Article 4 shall be true and correct on and as of the date hereof and on the date of each Advance, with the same force and effect as if made on such date.
          (b) No Default. No Default or Event of Default shall have occurred and be continuing as of the date hereof and on the date of each Advance or will exist after giving effect to the Advance.
          (c) Notices and Requests. The Agent shall have received the Borrower’s request for such advance as required under Section 2.2.
          (d) Additional Documents. The execution and delivery to Agent and/or the Lenders of all other documents and instruments as may be required under the terms of this Agreement as a condition to such Advance or Letter of Credit, including, if applicable, all documents required by Section 5.11 hereof, or under any other Loan Documents.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
     To induce the Agent to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, the Borrower represents and warrants to the Agent:
     Section 4.1 Organization, Standing, Etc. The Borrower and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction of their respective organization and have all requisite corporate power and authority to carry on their respective businesses as now conducted, and to enter into the Loan Documents and to issue the Notes and to perform its respective obligations under the Loan Documents. The Borrower and each of its Subsidiaries are duly qualified and in good standing as a foreign corporation or other entity, as applicable, in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary.
     Section 4.2 Authorization and Validity. The execution, delivery and performance by the Borrower and each of its Subsidiaries of the Loan Documents to which it is a party has been duly authorized by all necessary corporate, company or other legal action of such entity and constitute the legal, valid and binding obligations of the Borrower and/or its Subsidiaries to the extent a party thereto, enforceable in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
     Section 4.3 No Conflict; No Default. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which it is a party will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower and/or its Subsidiares, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation, by-laws or other organizational of the Borrower and/or its Subsidiaries, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower and/or its Subsidiaries is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Subsidiary. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
     Section 4.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower or any Subsidiary to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.
     Section 4.5 Financial Statements/Disclosure/Solvency.
     (a) The Borrower’s audited, consolidated financial statements as of September 30, 2008, and its company prepared consolidated financial statements as of December 31, 2008, as heretofore furnished to the Agent, have been prepared on a consistent basis and (in the case of the audited financial statements) in accordance with GAAP and fairly present the financial condition of the Borrower, and its respective Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since September 30, 2008, no Material Adverse Effect has occurred.

     (b) No representation or warranty of Borrower or any Subsidiary contained in the Loan Documents, the financial statements referred to above or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.
     (c) Borrower and each of its Subsidiaries: (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.
     Section 4.6 Litigation and Contingent Liabilities. Except as described in Schedule 4.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Subsidiary, could constitute a Material Adverse Effect. Except as described in Schedule 4.6, neither the Borrower nor any Subsidiary has any Contingent Debt that is material to the Borrower or its Subsidiaries as a consolidated enterprise.
     Section 4.7 Compliance. The Borrower and its Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them.
     Section 4.8 Environmental, Health and Safety Laws. Except as described in Schedule 4.8, there does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Subsidiary or which would require a material expenditure by the Borrower or such Subsidiary to cure. Except as described in Schedule 4.8, neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it, or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could constitute a Material Adverse Effect.

     Section 4.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans’ benefits guaranteed under Title IV or ERISA does not exceed the current value of the Plans’ assets allocable to such benefits.
     Section 4.10 Regulation U. Neither the Borrower, nor any of its Subsidiaries, is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.
     Section 4.11 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries, if any, has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrower and its Subsidiaries in the financial statements of the Borrower referred to in Section 4.5 (other than property disposed of since the date of such financial statement in the ordinary course of business). None of the properties, revenues or assets of the Borrower or any of the Subsidiaries is subject to a Lien, except for (a) Liens disclosed in the financial statements referred to in Section 4.5, or (b) Liens allowed under Section 6.3.
     Section 4.12 Taxes. Each of the Borrower and its Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower and its Subsidiaries). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate.
     Section 4.13 Intellectual Property. Borrower and each Subsidiary thereof own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are, to Borrower’s knowledge (after due inquiry and investigation) reasonably necessary for the operation of their respective businesses, except as set forth on Schedule 4.13. To Borrower’s knowledge (after due inquiry and investigation), (i) the use of such intellectual property by Borrower and its Subsidiaries and the operation of their respective businesses do not infringe any valid and enforceable intellectual property rights of any other Person, and (ii) no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary thereof infringes upon any rights held by any other Person. Except as specifically disclosed on Schedule 4.6, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of Borrower, proposed, which, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 4.14 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.15 Subsidiaries. Schedule 4.15 sets forth as of the date of this Agreement a list of each direct and indirect Subsidiaries of the Borrower and the number and percentage of the shares of each class of Stock owned beneficially or of record by the Borrower or any other Subsidiary therein, and the jurisdiction of incorporation or organization of each Subsidiary. DRB #10, LLC is a non-operating subsidiary of Borrower and DRB #11, LLC is a non-operating Subsidiary of DRB #10, LLC. Neither DRB #10, LLC and DRB #11, LLC have any assets or revenues.
     Section 4.16 Related Entities. Schedule 4.16 sets forth as of the date of this Agreement a list of all Related Entities in which the Borrower or any Subsidiary holds an investment.
     Section 4.17 Investment Policy. Attached hereto as Schedule 4.17 is the Investment Policy adopted by the Borrower’s board of directors on or about January 30, 2006, which policy governs the Borrower’s investment strategy and remains in full force and effect and has not been modified, revised or replaced since its adoption.
ARTICLE 5.
AFFIRMATIVE COVENANTS
     From the date of this Agreement and thereafter until any obligation of the Lenders to make Advances shall have expired or been terminated, the Notes, the Letter of Credit Obligations and all of the Borrower’s and any Guarantor’s other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or been terminated, unless the Required Lenders shall otherwise expressly consent in writing, the Borrower will do, and will cause each Subsidiary to do, all of the following:
     Section 5.1 Financial Statements and Reports. Furnish to the Agent:
          (a) As soon as available and in any event the earlier of: (i) within five days of filing with the Securities and Exchange Commission, or (ii) within 120 days after the end of each fiscal year of the Borrower, the annual audit report of the Borrower and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, changes in financial position and stockholders’ equity, and a consolidated balance sheet as at the end of such year, certified without qualification by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Agent, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants and requested by the Agent.

          (b) as soon as available, and in any event the earlier of: (i) within five days of filing with the Securities and Exchange Commission, or (ii) within 45 days after the end of each fiscal quarter, consolidated unaudited balance sheets of the Borrower and its Subsidiaries as of the end of each such fiscal quarter and related consolidated statement of income, cash flow and changes in financial position of the Borrower and its Subsidiaries for each such month and for the year to date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, all prepared in accordance with GAAP applied on a basis consistent with the accounting practices reflected in the annual financial statements referred to in Section 4.5.
          (c) Together with the financial statements furnished under (a) and (b), a certificate of the Borrower’s chief financial officer, substantially in the form of Exhibit B hereto, stating (i) that such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly represent the Borrower’s combined, consolidated and consolidating financial position and the results of its operations for such period, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts and reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with all financial covenants set forth in this Agreement.
          (d) As soon as available and in any event within 90 days after the beginning of each fiscal year of the Borrower, the Borrower will deliver to the Lender the projected financial statements of the Borrower and its Subsidiaries for such fiscal year, each in reasonable detail, representing the Borrower’s good faith projections and certified by the Borrower’s chief financial Officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as the Agent may in its discretion require.
          (e) Promptly upon their distribution, copies of all financial statements, reports and proxy statements, which the Borrower shall have sent to its shareholders.
          (f) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower and copies of all annual, regular, periodic and special reports and registration statements that Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or Section 15(d) of the Exchange Act, and, in each case, not otherwise required to be delivered to Agent pursuant hereto.
          (g) Immediately upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.
          (h) Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any “prohibited transaction” (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
          (i) Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which could constitute a Material Adverse Effect, and the steps being taken by the Person(s) affected by such proceeding.
          (j) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as the Agent may reasonably request.
     Section 5.2 Financial Covenants.
          (a) Maximum Funded Debt to EBITDA. The Borrower shall maintain, on a consolidated basis, Funded Debt to EBITDA not greater than 1.50 to 1.0 as of each fiscal quarter end, determined on a rolling 4-quarter basis. Notwithstanding anything to the contrary contained herein, the calculation of EBITDA shall not include any one-time recognition of deferred revenue or gain resulting from the termination of its License Research Collaboration Agreement and Supply Agreement, each dated as of June 26, 2007 between the Borrower and Merck & Co., Inc.
          (b) Minimum Quick Ratio. The Borrower shall maintain, on a consolidated basis, a Quick Ratio not less than 1.50 to 1.0 measured at each fiscal quarter end.
          (c) Minimum Net Income. The Borrower shall achieve, on a consolidated basis, Net Income: (i) each fiscal quarter of not less than $750,000, and (ii) each fiscal year end of not less than $5,000,000.
     Section 5.3 Corporate Existence. Subject to Section 6.1 in the instance of a Subsidiary, the Borrower and its Subsidiaries, as applicable, shall maintain its corporate or other legal existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary.
     Section 5.4 Insurance. Maintain with financially sound and reputable insurance companies: such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated. Borrower shall deliver to Agent (a) a copy of each policy of insurance, and (b) from time to time upon request of Agent, evidence of payment of all premiums therefor and certificates/endorsements naming the Agent, for the account of the Lenders, as additional insured and lender’s loss payee, each in form reasonably acceptable to Agent.

     Section 5.5 Payment of Taxes and Claims. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s or such Subsidiary’s books in accordance with GAAP.
     Section 5.6 Inspection. Permit any authorized representatives of Agent to visit and inspect any of the properties of such Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested, provided, however, that if no Default or an Event of Default exists, the cost of any such visit and inspection shall be borne by Agent and/or Lenders; and provided further, that when an Event of Default exists, Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice, and may do so as many times as Agent or any Lender may require.
     Section 5.7 Maintenance of Properties. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     Section 5.8 Books and Records. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.
     Section 5.9 Compliance. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.
     Section 5.10 ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.
     Section 5.11 Additional Subsidiaries. Without limiting other provisions regarding Subsidiaries, upon formation or acquisition of any entity that would become a Subsidiary, the Borrower shall (a) cause such Subsidiary to become a Guarantor hereunder by executing and delivering a Guaranty, and (b) deliver to the Agent documents of the nature of those described in Section 3.1(a)(iii) through (vii) for such Subsidiary and as may otherwise be required by the Loan Documents. In addition, at any point that DRB #10, LLC and DRB #11, LLC acquire any assets or record any revenues, Borrower shall cause both such entities to comply with (a) and (b) above.

     Section 5.12 Environmental Matters. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute a Material Adverse Effect.
     Section 5.13 Depository Accounts. At all times maintain its primary deposit accounts with the Agent.
ARTICLE 6.
NEGATIVE COVENANTS
     From the date of this Agreement and thereafter until any obligation of the Lenders to make Advances shall have expired or been terminated, the Notes, the Letter of Credit Obligations and all of the Borrower’s and any Guarantor’s other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or been terminated, unless the Required Lenders shall otherwise expressly consent in writing, the Borrower will not, and will not permit any Subsidiary to, do any of the following:
     Section 6.1 Consolidation and Merger; Asset Acquisitions; Investments. Consolidate with or merge into any Person, or permit any other Person to merge into it (provided, however, any Subsidiary may be merged with or liquidated into the Borrower (if the Borrower is the surviving corporation) or any other Subsidiary), or consummate any Acquisition (in a transaction analogous in purpose or effect to a consolidation or merger), including any division, of any other Person, except in connection with a Permitted Acquisition; nor make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, except:
          (a) investments in Marketable Securities;
          (b) travel advances or loans to the Borrower’s officers and employees not exceeding at any one time an aggregate of $10,000;
          (c) advances in the form of progress payments, prepaid rent not exceeding twelve (12) months or security deposits;
          (d) investments in Subsidiaries created in connection with a Permitted Acquisition; and
          (e) investments in Related Entities that comply with the following terms and conditions:
     (i) the investment must be in an entity that is in the same general line of business as the Borrower;
     (ii) the aggregate investment in such entity, together with the aggregate consideration paid in connection with all Acquisitions and the aggregate amount of all other investments in Related Entities and Subsidiaries occurring during the twelve (12) months immediately preceding such investment, does not in the aggregate exceed the Acquisition Limit;

     (iii) after giving effect to such investment, (i) no Default or Event of Default shall exist, and (ii) the Borrower shall be in compliance with all other terms and conditions contained in this Agreement; and
     (iv) as soon as available, but in any event not less than five (5) Business Days prior to the consummation of any proposed Strategic Business Investment, the Borrower shall have provided prior written notice of such investment to the Agent, and upon request shall promptly provide Agent with true, correct and complete copies of all investment-related documents, together with such other documents, reports, searches, instruments and information as any Lender may request.
     Section 6.2 Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of (i) the Stock of any Subsidiary, or (ii) any assets except for the sale of inventory in the ordinary course of business or the sale of worn-out or depleted equipment; or liquidate, dissolve or suspend all or any material portion of its consolidated business operations during any fiscal year, or otherwise take any such action which would have a Material Adverse Effect on Borrower or its business.
     Section 6.3 Indebtedness. Incur, create, assume or permit to exist any Funded Debt or Contingent Debt of the Borrower or any Subsidiary, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:
          (a) Funded Debt arising under the Loan Documents;
          (b) Funded Debt in existence on the date hereof and listed in its financial statements referenced in Section 4.5;
          (c) Funded Debt relating to Permitted Liens existing as of the date hereof and disclosed on Schedule 6.4;
          (d) additional Funded Debt incurred after the date hereof (including in connection with a Permitted Acquisition) that in the aggregate does not exceed more than $500,000 in principal amount outstanding at any time and provided that (i) the incurrence of such Funded Debt does not and would not cause the Borrower to be in default of any of the financial covenants set forth in Section 5.2 hereof or the terms of Section 6.4 hereof, and (ii) such Funded Debt shall be unsecured except liens securing purchase money Funded Debt that complies with Section 6.4(c) hereof;
          (e) Contingent Debt related to: (i) the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, and (ii) any contingent liabilities disclosed on Schedule 4.6 attached hereto;
          (f) Any Contingent Debt (including, but not limited to milestone payments), other than Guaranties, incurred in conjunction with a Permitted Acquisition consummated before October 1, 2009; and

          (g) Any Contingent Debt other than the Contingent Debt set forth in (e) and (f) above, so long as such contingent liability incurred does not exceed $500,000 individually or $1,000,000 in the aggregate.
     Section 6.4 Liens. Create, incur or suffer to exist any Lien upon or of any of its assets (real or personal), now owned or hereafter acquired, to secure any Debt; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):
          (a) in the case of any of the Borrower’s or a Subsidiary’s property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with its business or operations as presently conducted;
          (b) Liens in existence on the date hereof and listed in Schedule 6.4 hereto or that are permitted under any Loan Documents;
          (c) Liens securing purchase money Debt (including capital leases) incurred in connection with the acquisition of assets provided (i) the incurrence of which Debt does not and would not cause the Borrower to be in default of any of the financial covenants set forth in Section 5.2 hereof or the terms of Section 6.3 hereof, and (ii) if requested by the Agent, the Agent shall have received from the other secured party providing such financing an intercreditor agreement containing standard and customary terms and otherwise in form and substance acceptable to the Required Lenders;
          (d) Liens assumed in connection with the merger of a Subsidiary into the Borrower or in connection with a Permitted Acquisition (including capital leases) provided (i) the Debt securing such Lien does not and would not cause the Borrower to be in default of any of the financial covenants set forth in Section 5.2 hereof or the terms of Section 6.3 hereof, and (ii) if requested by the Agent, the Agent shall have received from the other secured party providing such financing an intercreditor agreement containing standard and customary terms and otherwise in form and substance acceptable to the Required Lenders; and
          (e) Security interest and Liens, if any, created by the Loan Documents.
     Section 6.5 Transactions with Affiliates. Directly or indirectly to enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate (excluding any Affiliate that is a Guarantor) or with any director, officer or employee of Borrower or any Affiliate, except (a) as set forth on Schedule 6.5 hereto, (b) transactions in the ordinary course of the business of such Borrower or any of its Subsidiaries and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, and (c) payment of reasonable compensation to officers and employees for services actually rendered to such Borrower or such Subsidiary. Notwithstanding the foregoing, unless otherwise approved by Required Lenders, no payments may be made with respect to any items set forth on Schedule 6.5, if any, after the occurrence and during the continuation of a Default or Event of Default or if a Default or Event of Default would result therefrom.

     Section 6.6 No Restrictions on Subsidiary Distributions. Except as provided herein, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Borrower or any other Subsidiary; (2) pay any Debt owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to any Borrower or any other Subsidiary.
     Section 6.7 Use of Proceeds. Permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Federal Reserve Board of Governors, as amended from time to time, and furnish to the Agent, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.
     Section 6.8 Plans. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower or any Subsidiary or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $250,000.
     Section 6.9 Change in Nature of Business. Make any material change in the nature of the business of the Borrower or any Subsidiary, as carried on at the date hereof.
     Section 6.10 Restriction on Fundamental Changes. Directly or indirectly to: (a) change its name or jurisdiction of organization except with the consent of Agent and Required Lenders which will not be unreasonably withheld; (b) merge any Subsidiary of a Borrower with or into Borrower or any Subsidiary of a Borrower except upon not less than five (5) Business Days prior written notice to Agent; or (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution).
     Section 6.11 No Negative Pledges/Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Agent which would: (a) limit the ability of any Subsidiary to guarantee the Obligations of Borrower (b) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Agent any Lien on any assets or properties (real or personal) of the Borrower or such Subsidiary, provided, however, that this subclause (b) shall not prohibit any negative pledge incurred or provided in favor of any holder of Debt permitted under Sections 6.3(b) or Section 6.3(d); or (c) be violated or breached by the Borrower’s performance of its obligations under the Loan Documents.
ARTICLE 7.
EVENTS OF DEFAULT AND REMEDIES
     Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

          (a) The Borrower or any Guarantor shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any of the Loans, or any fee or other amount required to be paid to the Agent or the Lenders pursuant to the Loan Documents;
          (b) A Change of Control shall occur;
          (c) Any representation or warranty made or deemed to have been made by or on behalf of the Borrower or any Subsidiary in the Loan Documents or by or on behalf of the Borrower or any Subsidiary in any certificate, statement, report or other writing furnished by or on behalf of the Borrower or any Subsidiary to the Agent pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;
          (d) The Borrower shall fail to comply with Section 5.2, Section 5.3 or Section 5.4 hereof or any Section of Article 6 hereof;
          (e) The Borrower or any Subsidiary shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this Section 7.1) and such failure to comply shall continue for 30 calendar days after notice thereof to the Borrower by the Agent;
          (f) The Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or any Subsidiary or for a substantial part of the property thereof and shall not be discharged within 30 days;
          (g) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall have a been consented to or acquiesced to by the Borrower or any such Subsidiary, or shall remain undismissed for 30 days, or an order for relief shall have been entered against the Borrower or any such Subsidiary, or the Borrower or any Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;
          (h) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or any Subsidiary and, if instituted against the Borrower or any such Subsidiary, shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall remain for 30 days undismissed, or the Borrower or any Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;
          (i) A judgment, writ, warrant for attachment, executions or similar process for the payment of money in excess of the sum of (1) an amount in any individual case in excess of $500,000 or (2) an amount in the aggregate at any time in excess of $1,000,000 (in either case to the extent not adequately covered by insurance as to which the insurance company has acknowledged coverage) shall be rendered against the Borrower or any Subsidiary and the Borrower or such Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
          (j) The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $250,000, or the institution by the PBGC of steps to terminate any Plan;
          (k) The maturity of any Debt (excluding accounts payable) of the Borrower or any Subsidiary (other than Obligations under the Loan Documents) in excess of $500,000 shall be accelerated, or the Borrower or any Subsidiary shall fail to pay any such Debt when due or, in the case of such Debt payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Debt or any trustee or other Person acting on behalf of such holder to cause, such Debt to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or
          (l) A Material Adverse Effect has occurred.
     Section 7.2 Remedies. If (a) any Event of Default described in Sections 7.1(f), (g) or (h) shall occur with respect to the Borrower or any Subsidiary, the Revolving Loan Commitment (including, without limitation, each Lender’s Commitment thereunder) shall automatically terminate and the outstanding unpaid principal balance of the Loans, the accrued interest thereon and all other obligations of the Borrower or any Subsidiary to the Agent under the Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind; or (b) any other Event of Default shall occur and be continuing, then the Agent may, and at the request of Required Lenders Agent shall (i) declare the Revolving Loan Commitment (including, without limitation, each Lender’s Commitment thereunder) terminated, whereupon the Revolving Loan Commitment shall terminate, and/or (ii) declare that the outstanding unpaid principal balance of the Loans, the accrued and unpaid interest thereon and all other Obligations of the Borrower or any Subsidiary to the Agent and the Lenders under the Loan Documents to be forthwith due and payable, whereupon the Loans, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding. In addition, without limiting the foregoing (y) upon the occurrence of any Default, Agent may, and at the request of Required Lenders Agent shall, without notice or demand, immediately suspend all or any portion of Lenders’ obligations to make additional Loans or issue or cause to be issued Letters of Credit under the Revolving Loan Commitment; provided that if the subject condition or event is waived by Required Lenders or cured within any applicable grace or cure period, the Revolving Loan Commitment shall be reinstated; and (z) upon the occurrence of any Event of Default or at any time thereafter until such Event of

Default is cured to the written satisfaction of the Agent, the Agent may take any or all of the following actions: (i) exercise all rights and remedies available under any instrument, document or agreement between the Borrower or any Subsidiary and the Agent; and (ii) enforce all rights and remedies under any applicable law.
     Section 7.3 Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default or at any time thereafter while such Event of Default continues, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.
ARTICLE 8.
AGENCY
     Section 8.1 Appointment of Agent.
          (a) Each Lender hereby designates Wells Fargo as Agent to act as herein specified. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein, Agent shall hold any collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Loan Documents for the benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees.
          (b) The provisions of this Article 8 are solely for the benefit of Agent and Lenders, and Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any Subsidiaries.
     Section 8.2 Nature of Duties of Agent. Agent shall not have duties, obligations or responsibilities except those expressly set forth in this Agreement and the Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the Loan Documents a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the Loan Documents except as expressly set forth herein.
     Section 8.3 Lack of Reliance on Agent.
          (a) Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Agent and any other Lender in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Agent and any other Lender, and, except as expressly provided in this Agreement, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the initial Revolving Loans, Draw Loans and the Term Loans or at any time or times thereafter.
          (b) Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Loan Documents or any notes or the financial or other condition of Borrower or any of its Subsidiaries. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Loan Documents, or the financial condition of Borrower or any Subsidiary, or the existence or possible existence of any Event of Default.
     Section 8.4 Certain Rights of Agent. Agent shall have the right to request instructions from Required Lenders or all Lenders, as applicable, pursuant to this Agreement, by notice to each Lender. If Agent shall request instructions from Required Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of Required Lenders or all Lenders, as applicable.
     Section 8.5 Reliance by Agent. Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the Loan Documents or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for Borrower with respect to matters concerning Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     Section 8.6 Indemnification of Agent. To the extent Agent is not promptly reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Required Lenders or all Lenders, as applicable, until such additional indemnification is provided. The obligations of Lenders under this Section 8.6 shall survive the payment in full of the Obligations, any resignation by Agent and the termination of this Agreement.
     Section 8.7 Agent in its Individual Capacity. With respect to the Loans made by it pursuant hereto, Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders,” “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with Borrower or any Subsidiaries or any Affiliate of Borrower or any of the Subsidiaries as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower or any Subsidiaries for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.
     Section 8.8 Successor Agent.
          (a) Agent may, upon thirty (30) days’ notice to Lenders and Borrower, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 8.8 by giving written notice thereof to Lenders and Borrower. Upon any such resignation, Required Lenders shall have the right, upon five (5) days’ notice, to appoint a successor Agent which, if no Default is continuing, is acceptable to Borrower (such approval not to be unreasonably withheld). If no successor Agent shall have been so appointed by Required Lenders and approved by Borrower, if applicable, and accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof.
          (b) Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.
     Section 8.9 Amendments, Consents and Waivers.
          (a) Except as otherwise provided in this Section 8.9 or in Section 11.1 and except as to matters set forth in other subsections hereof or in any other Loan Document as requiring only Agent’s consent, the consent of Required Lenders and Borrower will be required to amend, modify, terminate, or waive any provision of this Agreement or any of the other Loan Documents. The consent of Borrower shall constitute consent of Borrower and each of its Subsidiaries.
          (b) In the event Agent requests the consent of a Lender and does not receive a written consent or denial thereof within ten (10) Business Days after such Lender’s receipt of such request, then such Lender will be deemed to have denied the giving of such consent.
          (c) If, in connection with any proposed amendment, modification, termination or waiver of any of the provisions of this Agreement requiring the consent or approval of all Lenders under Section 11.1, the consent of Required Lenders is obtained but the consent of one or more other Lenders whose consent is required is not obtained, then Borrower shall have the right, so long as all such non-consenting Lenders are either replaced or prepaid as described in clauses (A) or (B) below, to either (A) replace the non-consenting Lenders with one or more Replacement Lenders pursuant to Section 2.10(a) so long as each such Replacement Lender consents to the proposed amendment, modification, termination or waiver or (B) prepay in full the Obligations of the non-consenting Lenders and terminate the non-consenting Lenders’ Commitment in accordance with Section 2.10(b).
     Section 8.10 Actions with Respect to Defaults. In addition to Agent’s right (where applicable) to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by Required Lenders or all Lenders, as applicable, under this Agreement; provided, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral, unless instructed to do so by Agent.

     Section 8.11 Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrower or any of the Subsidiaries, Required Lenders, any Lender or any other Person under or in connection with this Agreement or any Loan Document except: (i) as specifically provided in this Agreement or any Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.
     Section 8.12 Demand. Subject to the terms of this Agreement, Agent shall make demand for repayment by Borrower of all amounts owing by Borrower hereunder, after the occurrence of an Event of Default, upon the written request of Required Lenders. Agent shall make such demand in such manner as it deems appropriate, in its sole discretion, to effectuate the request of the Required Lenders. Nothing contained herein shall limit the discretion of Agent to take reserves, or to exercise any other discretion granted to Agent in this Agreement.
     Section 8.13 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any Default, except with respect to Events of Default arising as a result of Borrower’s failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, unless Agent shall have received written notice from a Lender or Borrower describing such Event of Default or Default, and which identifies such event as a “notice of default”. Upon receipt of any such notice or Agent becoming aware of Borrower’s failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, Agent will notify each Lender of such receipt or event.
     Section 8.14 Arranger. Wells Fargo as the sole Lead Arranger shall not have any duties or responsibilities hereunder in its capacity as such.
ARTICLE 9.
FUNDING OF ADVANCES, RECEIPT OF PAYMENTS.
     Section 9.1 Funding of Advances/Settlement. The following procedures shall be followed by the Agent and the Lenders upon receipt by Agent of a request for an Advance from Borrower:
          (a) Upon receipt of a request for an Advance from the Borrower, the Agent shall promptly provide each Lender notice of such request and the amount of each Lender’s Pro Rata Share thereof.
          (b) Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to any Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to such Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of the Loan requested by any Borrower no later than 3:00 p.m. (Minneapolis time) on the scheduled funding date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account on such scheduled funding date. If any Lender fails to pay its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify the Borrower, and the Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 9.1(b) shall be without premium or penalty. Nothing in this Section 9.1(b) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Article 9, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.
          (c) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender not later than 3:00 p.m. (Minneapolis time) on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments or failed to fund the purchase of all such participations required to be funded by such Lender pursuant to this Agreement, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.
     Section 9.2 Availability of Lender’s Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each Loan available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.2 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to any Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.
     Section 9.3 Return of Payments.
          (a) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from any Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

          (b) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or any Subsidiary or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
     Section 9.4 Non-Funding Lenders. The failure of any Non-Funding Lender to make any Loan or any payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such loan or fund the purchase of any such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.
ARTICLE 10.
ASSIGNMENTS AND PARTICIPATIONS.
     Section 10.1 Assignments.
          (a) Assignments. Each Lender may from time to time assign, subject to the terms of an Assignment Certificate in substantially the form attached hereto as Exhibit E (each an “Assignment Certificate”), its rights and delegate its obligations under this Agreement to another Person, provided that (1) such Lender (excluding Wells Fargo) shall first obtain the written consent of Agent and prior to occurrence of an Event of Default, the Borrower, which consent shall not be unreasonably withheld; (2) the Commitment of such Lender being assigned shall in no event be less than the lesser of (a) $5,000,000 or (b) the entire amount of the Commitment of the assigning Lender; and (3) upon the consummation of each such assignment the assigning Lender shall pay Agent an administrative fee of not less than $3,500. The administrative fee referred to in clause (3) of the preceding sentence shall not apply to an assignment of security interest in the Obligations as described in Section 10.3 below. In the case of an assignment authorized under this Section 10.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were an initial Lender hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portions thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a Lender hereunder.
          (b) Recording of Assignments. Agent shall maintain at its office in Minneapolis, Minnesota a copy of each Assignment Certificate delivered to it and a register for the recordation of the names and addresses of Lenders, and the commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be presumptive evidence of the amounts due and owing to Lender in the absence of manifest error. Borrower, Agent and each Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice.
     (c) Acceptance of Assignment by Agent. Upon its receipt of a duly completed Assignment Certificate executed by an assigning Lender and its assignee (together with the Notes subject to such assignment) and the administrative fee referred to above, Agent shall (subject to the consent of Agent to such assignment, if required) (1) accept such Assignment Certificate; (2) record the information contained therein in the Register and replace Schedule 1.1A; and (3) give prompt notice thereof to Borrower and Lenders. Upon request by Agent, Borrower shall promptly execute and deliver to Agent Note(s) evidencing the Obligations owed by Borrower to the assignee and, if applicable, the assigning Lender, after giving effect to the assignment. Agent shall cancel the Note(s) delivered to it by the assigning Lender and deliver the new Note(s) to the assignee and, unless the assigning Lender has assigned all of its interests under this Agreement, the assigning Lender.
     Section 10.2 Participations. Any Lender may sell participations in all or any part of its Commitment to another Person provided that such Lender (excluding Wells Fargo) shall first obtain the prior written consent of Agent and prior to occurrence of an Event of Default, the Borrower, which consent shall not be unreasonably withheld. All amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation and the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly effecting (i) any reduction in the principal amount or interest rate payable with respect to any Loan in which such holder participates; or (ii) any extension of the Termination Date, the date on which any principal payment is due under any of the Loans or the date fixed for any payment of interest payable with respect to any Loan in which such holder participates. Borrower hereby acknowledge and agree that any participation will give rise to a direct obligation of Borrower to the participant, and the participant shall for purposes of Section 2.7, Section 7.3 and Section 11.2 be considered to be a Lender hereunder.
     Section 10.3 Security Interests in Obligations; Assignments to Affiliates. Notwithstanding any other provision of this Agreement, any Lender may at any time, following written notice to Agent, (1) pledge the Obligations held by it or create a security interest in all or any portion of its rights under this Agreement or the other Loan Documents in favor of any Person; provided, however, that (a) no such pledge or grant of security interest to any Person shall release such Lender from its obligations hereunder or under any other Loan Document and (b) the acquisition of title to such Lender’s Obligations pursuant to any foreclosure or other exercise of remedies by such Person shall be subject to the provisions of this Agreement and the other Loan Documents in all respects including, without limitation, any consent required by Section 10.1(a); and (2) assign all or any portion of its funded loans to an Affiliate of such Lender which is at least 50% owned by such Lender or its parent company, to one or more other Lenders or to a Related Fund. For purposes of this paragraph, a “Related Fund” shall mean, with respect to any Lender, a fund or other investment vehicle that invests in commercial loans and is managed by such Lender or by the same investment advisor that manages such Lender or by an Affiliate of such investment advisor.

     Section 10.4 Other Matters. Except as otherwise provided in this Article 10, no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of a participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender. Each Lender may furnish any information concerning any Borrower and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants). Borrower agrees that it will use commercially reasonable efforts to assist and cooperate with Agent and any Lender in any manner reasonably requested by Agent or such Lender (provided that such request does not violate any duty of Borrower under its existing licensing agreements or under existing law) to effect the sale of a participation or an assignment described above, including without limitation assistance in the preparation of appropriate disclosure documents or placement memoranda. Notwithstanding anything contained in this Agreement to the contrary, so long as the Required Lenders shall remain capable of making LIBOR Advances, no Person shall become a Lender hereunder unless such Person shall also be capable of making LIBOR Advances.
ARTICLE 11.
MISCELLANEOUS
     Section 11.1 Waivers and Amendments. No failure on the part of the Agent or the holder(s) of the Notes to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Agent hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrower not required hereunder or under the Notes shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Agent or the holder(s) of the Notes to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of the Loan Documents or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Agent, and then such amendment, modifications, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.
     Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any of the other Loan Documents, or consent to any departure by Borrower or any Subsidiary therefrom (each a “Loan Party”), shall in any event be effective unless the same shall be in writing and signed by Required Lenders (or Agent, if expressly set forth herein, in any Note or in any other Loan Document) and the applicable Loan Party; provided, that no amendment, modification, termination or waiver shall, (1) increase the amount of any Lender’s Commitment unless in writing and signed by the such Lender, and (2) unless in writing and signed by all Lenders, do any of the following: (a) increase the Revolving Loan Commitment (except as expressly permitted by Section 2.1(a)(iii)); (b) reduce the principal of or the rate of interest on any Loan or the fees payable with respect to any Loan or Letter of Credit; (c) extend the Termination Date or any date fixed for any payment of interest or fees; (d) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (e) amend or waive this Section 11.1 or the definitions of the terms used in this Section 11.1 insofar as the definitions affect the substance of this Section 11.1; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to all Lenders required to take such action. Notwithstanding anything to the contrary in this Section 11.1, Agent and Borrower may execute amendments to this Agreement and the other Loan Documents for the purpose of correcting typographical errors without the consent of Lenders. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower or any other Loan Party in any case shall entitle Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.1 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes and, if signed by a Loan Party, on such Loan Party
     Section 11.2 Indemnities. Borrower agrees to indemnify, pay, and hold Agent, each Lender (individually and in their capacity as Issuing Lenders) and their respective officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related Transactions; provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law. This subsection and other indemnification provisions contained within the Loan Documents shall survive the termination of this Agreement.
     Section 11.3 Notices.
          (a) Except as otherwise provided herein, including without limitation 1.1(b), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing; provided, however, that any notice, demand or request to the Agent shall be deemed to have been given only when received by the Agent.

          (b) Notices and other communications to the Agent or the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Agent and each Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Additionally, if the Agent agrees to accept a notice pursuant to Article 2, including any notice of borrowing, notice of interest period selection or notice of loan type conversion, made by e-mail transmission, such e-mail transmission shall be binding on the Borrower whether or not written confirmation is sent by the Borrower or requested by the Agent, and the Agent may act prior to the receipt of any requested written confirmation, without any liability whatsoever, based upon e-mail notice believed by the Agent in good faith to be from the Borrower or its agents. The Agent’s records of the terms of any e-mail notice pursuant to Article 2 shall be conclusive on the Borrower in the absence of gross negligence or willful misconduct on the part of the Agent in connection therewith.
          (c) The Borrower agrees that the Agent may make any material delivered by the Borrower to the Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower or any of its Affiliates, or any other materials or matters relating to this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Agent, an Affiliate, or any Person that is not an Affiliate of the Agent), such as IntraLinks, or a substantially similar electronic system that requires passwords for access and takes other customary measures with respect to confidentiality and security (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates represents or warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Communications posted on the Platform. The Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform, except to the extent any of the foregoing liabilities are caused by the gross negligence or willful misconduct of the Agent or any of its Affiliates. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
          (d) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notification”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Agent in writing of such Lender’s e-mail address to which a Notification may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notification may be sent to such e-mail address.

     Section 11.4 Successors. This Agreement shall be binding upon the Borrower and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Agent and the successors and assigns of the Agent. The Borrower shall not assign its rights or duties hereunder without the written consent of the Agent.
     Section 11.5 Participations and Information. The Agent may sell participation interests in any or all of the Loans to any Person. The Agent may furnish any information concerning the Borrower in the possession of the Agent from time to time to participants and prospective participants and may furnish information in response to credit inquiries consistent with general banking practice.
     Section 11.6 Treatment of Certain Information; Confidentiality. Agent and each Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed: (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives; (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those contained in this Section 11.6 to any assignee of or Participant in, or any prospective Lender, assignee of, or Participant in, any of its rights or obligations under this Agreement; (g) with the consent of Borrower; or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.6 or becomes available to Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. As used herein, “Information” means all information (including financial information) received from Borrower or any Subsidiaries relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent or any Lender on a non-confidential basis, and not in contravention of this Section 11.6, prior to disclosure by Borrower or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section 11.6 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 11.7 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

     Section 11.8 Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.
     Section 11.9 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.
     Section 11.10 Severability. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
     Section 11.11 Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.
     Section 11.12 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.
     Section 11.13 Entire Agreement. This Agreement, and the Notes embody the entire agreement and understanding between the Borrower and the Agent with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements (including the Existing Credit Agreement) and understandings relating to the subject matter hereof.
     Section 11.14 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile or e-mail transmission, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.
     Section 11.15 Governing Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT, THE NOTES AND EACH OF THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

     Section 11.16 Consent to Jurisdiction. AT THE OPTION OF THE AGENT, THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     Section 11.17 Waiver of Jury Trial. THE BORROWER WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (b) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     Section 11.18 Borrower Acknowledgements. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) the Agent has no fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Agent, and (d) the Agent undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Agent is for the protection of the Agent and neither the Borrower nor any third party is entitled to rely thereon.
     Section 11.19 Arbitration
          (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.
          (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Minnesota selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.
          (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.
          (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Minnesota or a neutral retired judge of the state or federal judiciary of Minnesota, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Minnesota and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Minnesota Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.
          (f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.
          (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.
          (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.
[Signature page follows.]

     In Witness Whereof, the parties hereto have caused this Credit Agreement to be executed as of the date first above.

BORROWER: SurModics, Inc.
By:	/s/ Philip D. Ankeny
	Name:	Philip D. Ankeny
	Title:	Senior Vice President and Chief Financial Officer

	Address:	9924 West 74th Street Eden Prairie, MN 55344-3523

	E-mail:	pankeny@surmodics.com

	Facsimile:	952/345-3560

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and a Lender
By:	/s/ Joshua D. Lucas
	Name:	Joshua D. Lucas
	Title:	Relationship Manager

	Address:	Regional Commercial Banking MAC N9307-013 7900 Xerxes Avenue South Bloomington, MN 55431

	E-mail:	joshua.d.lucas@wellsfargo.com

	Facsimile:	612-316-1621